Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended June 30, 2004 and 2003
(in millions)

	First Half 2004		First Half 2003
		Financial		Financial
	Automotive	Services	Automotive	Services
	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$5,427	$16,343	$5,157	$7,064

Cash flows from operating activities before securities trading	3,592	9,850	5,741	8,403
Net sales/(purchases) of trading securities	(392)	(31)	10	(380)

Net cash flows from operating activities	3,200	9,819	5,751	8,023

Cash flows from investing activities
Capital expenditures	(2,601)	(189)	(3,415)	(118)
Acquisitions of receivables and lease investments	—	(33,037)	—	(28,920)
Collections of receivables and lease investments	—	23,156	—	18,800
Net acquisitions of daily rental vehicles	—	(2,902)	—	(1,545)
Purchases of securities	(5,593)	(433)	(4,255)	(319)
Sales and maturities of securities	5,312	391	2,093	376
Proceeds from sales of receivables and lease investments	—	5,370	—	13,573
Proceeds from sale of businesses	125	—	77	204
Repayment of debt from discontinued operations	—	—	—	1,421
Net investing activity with Financial Services	1,832	—	1,867	—
Cash paid for acquisitions	(30)	—	—	—
Other	17	50	489	(38)

Net cash (used in)/provided by investing activities	(938)	(7,594)	(3,144)	3,434

Cash flows from financing activities
Cash dividends	(366)	—	(366)	—
Net sales/(purchases) of Common Stock	(101)	—	(3)	—
Changes in short-term debt	(267)	8,679	(113)	(2,340)
Proceeds from issuance of other debt	289	7,542	825	7,720
Principal payments on other debt	(1,729)	(22,672)	(548)	(12,395)
Net financing activity with Automotive	—	(1,832)	—	(1,867)
Other	(15)	8	(5)	48

Net cash (used in)/provided by financing activities	(2,189)	(8,275)	(210)	(8,834)

Effect of exchange rate changes on cash	(37)	(108)	175	240
Net transactions with Automotive/Financial Services	474	(474)	(267)	267

Net increase/(decrease) in cash and cash equivalents	510	(6,632)	2,305	3,130

Cash and cash equivalents at June 30	$5,937	$9,711	$7,462	$10,194